Exhibit 10.70

QUOTIENT LIMITED

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this "Agreement"), is made on this [_]th day of [_], 20[_], by and between QUOTIENT LIMITED, a public no par value limited liability company incorporated in Jersey, Channel Islands, with registered number 109886 (the "Company") and [                 ] (the "Employee").

WHEREAS, the Employee serves as an employee of the Company or an Affiliate of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement to establish certain protections for the Employee in the event of Employee's termination of employment under the circumstances described herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

Section 1.Definitions.  As used herein:

1.1"Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

1.2"Base Salary" means, as of any given date, the annual base rate of salary payable to the Employee by the Company; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.9.1, "Base Salary" will mean the annual base rate of salary payable to the Employee by the Company as in effect immediately prior to the reduction giving rise to the Good Reason.

1.3"Board" means the Board of Directors of the Company.

1.4"Cause" means (i) gross negligence or willful misconduct by the Employee in the performance of his duties; (ii) conviction of or a plea of nolo contendere by the Employee of a felony or act of moral turpitude (or similar local law concepts); or (iii) the Employee's fraud, embezzlement or misappropriation relating to material amounts of the Company's assets. The acts or omissions of the Employee shall not be considered to be willful unless he has no reasonable belief that he is acting in the best interests of the Company.

1.5"Change of Control" means:

1.5.1The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; provided, however, that a Change of Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company's securities or any financing transaction or series of financing transactions;

1.5.2A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate and in the same proportions, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

1.5.3A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

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1.5.4The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction(s) in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

1.6"Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.7"Disability" means a condition entitling the Employee to benefits under the Company's long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, "Disability" will mean the Employee's inability, by reason of any physical or mental impairment, to substantially perform Employee's regular duties to the Company, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present Employee's case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

1.8“Equity Award” means any share option, restricted share unit or other equity-based award originally issued by the Company to the Employee prior to the date of a Change of Control (including any replacement equity-based award issued in exchange therefor on or after the date of a Change of Control).

1.9"Good Reason" means the occurrence of any of the following events, without the Employee's written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

1.9.1A reduction in the Employee's rate of the Base Salary;

1.9.2A material diminution in the Employee's titles, authority or duties; or

1.9.3The Company's relocation of the Employee's principal place of employment to a location more than fifty (50) miles from the Employee's current principal place of employment.

In order to terminate for Good Reason, the Employee must provide the Company with written notice describing the event(s) alleged to constitute Good Reason within sixty (60) days after first becoming aware of the occurrence of such event(s), and the Company will have thirty (30) days to cure such event(s) following receipt of such written notice. If such event(s) are not so cured, the Employee must actually terminate his employment within thirty (30) days following the expiration of the Company's cure period. Otherwise, any claim of such circumstances as "Good Reason" will be deemed irrevocably waived by the Employee.

1.10"Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

1.11"Release" means a release substantially in the same form to the one attached hereto as Exhibit A; provided, that, for the avoidance of doubt, the Company and the Employee may propose, in their reasonable discretion, that such release include additional provisions as are customary for agreements of this type, which additional provisions the parties agree to negotiate in good faith.

Section 2.Certain Terminations.

2.1Severance Events Following a Change of Control.  If the Employee's employment with the Company ceases within the twenty-four (24) month period following the date of a Change of Control as a result of a

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termination by the Company without Cause or a resignation by the Employee for Good Reason, then the Employee will be entitled to a lump sum payment of the following:

2.1.1(i) any Base Salary earned through the effective date of termination that remains unpaid, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any bonus payable with respect to any fiscal year which ended prior to the effective date of the Employee's termination of employment, which remains unpaid, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have otherwise been payable to the Employee; and (iii) any expense reimbursement due to the Employee on or prior to the date of such termination which remains unpaid to the Employee, with any such reimbursement being made promptly following the effective date of termination (collectively, the "Accrued Obligations"); and

2.1.2a cash payment equal to 150% of the sum of the Employee's Base Salary plus target annual bonus in effect on the date of termination (without taking into effect any reduction described in Section 1.9.1 above).

In addition, immediately prior to the effective date of termination, 100% of the Employee’s then outstanding, unvested Equity Awards will immediately vest and, if applicable, become exercisable (and any rights of repurchase by the Company or restriction on sale on the Employee's then outstanding Equity Awards will lapse), and, following the effective date of termination, the Employee's then outstanding Equity Awards will, if applicable, remain exercisable for a period of 12 months or until the expiration date of the Equity Award, whichever is the shorter period.

Except as otherwise provided in this Section 2, the Company will have no further liability or obligation by reason of such cessation of employment. The payment described in this Section 2 is in lieu of (and not in addition to) any other severance plan, fund, agreement or other similar arrangement maintained by the Company, including, pursuant to any employment or services agreement between the Company or an Affiliate thereof and the Employee. Notwithstanding any provision of this Agreement, the payment described in Section 2.1.2 is conditioned on the Employee's execution and delivery to the Company of the Release no later than the 30th day following the date of termination of employment. The payment described in Section 2.1.2 will be made no later than five (5) business days after receipt by the Company of the Release; provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payment shall not be made until the second taxable year. On and after a Change of Control, subject to the applicable notice period in the contract of employment or services agreement between the Company or an Affiliate thereof and the Employee, the Company may terminate the Employee without Cause or the Employee may resign for Good Reason in accordance with the provisions of Section 1.9.

2.2Other Terminations.  If the Employee's employment with the Company ceases for any reason other than as described in Section 2.1 (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Employee without Good Reason, (c) termination as a result of the Employee's Disability, or (d) the Employee's death), then the Company's obligation to the Employee will be limited solely to the payment of the Accrued Obligations, and the Employee's then outstanding Equity Awards will be treated in accordance with the terms of the applicable award agreements. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by applicable law, the Company will have no further liability or obligation by reason of such termination.

Section 3.Miscellaneous.

3.1Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

3.2Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

3.3Waivers; Separability.  The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other

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failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.4Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Quotient Limited

PO Box 1075 - JTC House

28 Esplanade

St Helier

Jersey JE4 2QP

Channel Islands

Attn:  Franz Walt

E‑mail:  franz.walt@quotientbd.com

If to Employee, to the address on file with the Company, or to such other address as may be specified in a notice given by one party to the other party hereunder.

3.5Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination in connection with a Change of Control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.

3.6Withholding.  The Company will withhold from any payments due to Employee hereunder, all taxes or other amounts required to be withheld pursuant to any applicable law.

3.7Headings Descriptive.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

3.8Counterparts and Facsimiles.  This Agreement may be executed, including execution by electronic or facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

3.9Term of Agreement. This Agreement shall expire, and the Employee will have no rights hereunder, on [_] or on each anniversary thereof if and only if the Board provides written notice to the Employee of such expiration at least 90 days prior to [_] or the applicable anniversary thereof; provided, however, that, notwithstanding the foregoing, the Board shall not be authorized to cause this Agreement to expire, and this Agreement shall not expire, on or after the date of a Change of Control.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is in effect immediately prior to a Change of Control, thereafter this Agreement shall remain in effect for not less than two years following the date of such Change of Control.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

QUOTIENT LIMITED

By:
Name: Franz Walt
Title: Chief Executive Officer

[ ]

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims ("Release") is entered into as of this _____ day of ________________, 20___, between QUOTIENT LIMITED and any successor thereto (collectively, the "Company") and                                          (the "Executive").

The Executive and the Company agree as follows:

1.The employment relationship between the Executive and the Company, or an Affiliate of the Company, was terminated on _______________ (the "Termination Date").

2.In accordance with the change of control agreement, dated ______________, between the Executive and the Company, as it may be amended from time to time (the "Change of Control Agreement"), the Executive is entitled to receive certain payments and benefits after the Termination Date in consideration for executing this agreement.

3.In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive's heirs, executors and assigns, hereby releases and forever discharges the Company and its shareholders, parents, affiliates, subsidiaries, divisions, any and all of its or their current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the "Released Parties"), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, including, without limitation, any claims the Executive may have for breach of the Employment Rights Act 1996; breach of the Equality Act 2010; a claim in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998; contravention of Regulation 5 and/or 7 Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and s.47C Employment Rights Act 1996; unfair dismissed in contravention of Part X Employment Rights Act 1996 and Regulation 6 Fixed-Term Employee (Prevention of Less Favourable Treatment) Regulations 2002; contravention of s.190 Trade Union and Labour Relations (Consolidation) Act 1992; a breach of section 10 of the Employment Relations Act 1999; the Company being vicariously liable in damages under section 3 of the Protection from Harassment Act 1997; the Company's failure to meet obligations under the Transnational Information and Consultation etc Regulations 1999; the Company failing to comply with the Information and Consultation of Employees Regulations 2004; failure to comply with obligations under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; and failure to elect appropriate representatives or to inform and consult or to pay any compensation under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended from time to time)..

4.This Release does not prevent the Executive from bringing any claim for personal injury arising out their employment (excluding any claim arising out of or relying on any act of discrimination) or any claim to enforce the terms of this settlement agreement..

5. The Executive acknowledges that the consideration given for this Release under the Change of Control Agreement is in addition to anything of value to which the Executive is already entitled (other than entitlement under any other severance plan, fund, agreement or other similar arrangement maintained by the Company, including, pursuant to any employment or services agreement between the Executive and the Company or an Affiliate).  If theExecutive has not returned the signed Release within the time permitted under the Change of Control Agreement, then the offer of payment set forth in the Change of Contorl Agreement will expire by its own terms at such time. Except to the extent that Executive is permitted to not disclose information provided to the Securities and Exchange Commission ("SEC") pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, 15 U.S.C. §78u‑6 and SEC Regulation 21F promulgated thereunder, or to other regulatory government agencies pursuant to similar whistleblower protection laws, Executive agrees that as of the date set forth below, Executive has not reported information to the SEC concerning, and is not aware of, any securities law compliance failure by the Company by any person that has not been reported in writing to Company's Board of Directors.

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6.Prior to accepting the terms of this Release, the Executive received independent legal advice from a qualified lawyer (named in Appendix I) (the "Qualified Lawyer") as to the terms and effect of the Release in particular: (i) its effect on the Executive's ability to pursue their rights before an employment tribunal; and (ii) that the terms of this agreement do not prevent the Executive from disclosing information: (a) which the Executive is entitled to disclose under the Public Interest Disclosure Act 1998, providing that the disclosure is made in accordance with the provisions of that Act and the Executive has complied with the Company's procedure regarding such disclosures; (b) in relation to misconduct or breach of regulatory requirements that is reportable to regulators; or (c) relating to criminal offences to law enforcement agencies (including the police). The Executive has have been advised by the Qualified Lawyer that there is in force and was at the time they received the advice referred to above a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Executive in respect of loss arising in consequence of that advice;

7.This Release does not release the Released Parties from (i) any obligations due to the Executive under the Change of Control Agreement, or under this Release, (ii) any vested rights the Executive has under the Company's employee benefit plans in which the Executive participated, (iii) any rights or claims that arise from actions or omissions after the date of execution by the Executive of this Release, (iv) any rights that cannot be waived as a matter of applicable law, or (v) any rights to indemnification the Executive may have under any indemnity agreement, applicable law, the by‑laws, certificate of incorporation, or other constituent document of the Company or any of its affiliates or as an insured under any director's and officer's liability insurance policy now or previously in force.

8. It is agreed that the conditions regulating settlement agreements contained in s.203 Employment Rights Act 1996, Regulation 35 Working Time Regulations 1998, s.288 (2B) Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, s49 National Minimum Wage Act 1998, s58 Pensions Act 2008 and S147 Equality Act 2010 are intended to be and have been satisfied.

9. The Executive acknowledges that prior to accepting the terms of this agreement the Company did not engage in any improper behaviour in relation to the agreement and its negotiation and that the Executive was given a reasonable period of time to consider the terms of the agreement.

10. The Executive is not aware of any breach of any duty (including any fiduciary duties) owed by the Executive to the Company

11.This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

12.The Executive waives any right to reinstatement or future employment with the Company following the Executive's separation from the Company.

13.This Release shall be governed by and construed in accordance with the laws of England and Wales.

14.Any of the Released Parties may enforce any term of this Release subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999

15.This Release and the Change of Control Agreement represent the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

16.Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

17.The Executive acknowledges that the Executive has carefully read and understands this Release.

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The parties to this Release have executed this Release as of the day and year first written above.

QUOTIENT LIMITED

By:
Name:
Title:

[Executive]

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APPENDIX I

QUALIFIED LAWYER'S CERTIFICATE

I hereby certify that:

(a)	I am a solicitor of the Senior Courts of England and Wales holding a current practising certificate.
(b)

I have advised [NAME] of the terms and effect of the Agreement to which this certificate is attached and in particular its effect on [his][her] ability to pursue [his][her] rights before an Employment Tribunal in respect of those proceedings referred to in the Agreement and to pursue any common law claims before a Court or Employment Tribunal following [his][her] acceptance of the terms of the Agreement.

(c)

There was in force at the time that I gave the advice referred to above a contract of insurance or indemnity provided for members of a profession or professional body covering the risk of a claim by my client in respect of loss arising in consequence of that advice.

Signature of Qualified Lawyer:

Qualified Lawyer's Name in Print:

Name of Firm:

Address of Firm:

Date:

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